Exhibit 99.1

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                                                       Contact: Fred R. Sullivan
                                                       Cornelius F. Griffin
                                                       (212) 751-1445

                       RICHTON DELAYS SHAREHOLDER MEETING

NEW YORK, NY, September 21, 2001 - We are all deeply saddened by the tragic events in New York City and Washington perpetrated by terrorists on our fellow citizens. We, along with all Americans, extend our sincerest sympathies to those who have lost loved ones to this mindless tragedy.

Richton had been scheduled to hold its shareholders' meeting and had expected to close the merger transaction with Deere & Company on Tuesday, September 25, 2001. The events of last week have made that impractical and Richton has decided to postpone the shareholders' meeting until 10:00 a.m. on Tuesday, October 2, 2001.

Apart from the overall disruption caused by last week, The Bank of New York, which is the designated exchange agent for the transaction, has been forced to relocate its transfer functions and re-route all of its mail from its location near the World Trade Center complex to West Paterson, New Jersey. In light of these dislocations, and in an effort to best assure shareholders that election forms and stock certificates may be re-submitted if necessary and that shareholders have a fair opportunity to submit their election forms and certificates, Richton has postponed the shareholders' meeting.

In addition, due to disruptions associated with last week's terrorist attacks in the Wall Street area, those shareholders who have submitted election forms or letters of transmittal on or prior to September 11 should contact their brokers or The Bank of New York to ensure that their documents were received and not lost. Richton is sending a letter to its shareholders, which will include an additional election form/letter of transmittal and return envelope. Shareholders concerned that their elections forms and certificates may have been lost should promptly complete the necessary documentation included with Richton's letter and send it to the address specified in the letter.

For shareholders who wish to hand deliver their election forms, the address for hand delivery is The Bank of New York, Tender & Exchange Department/ c/o Depository Trust Company Corporation, 55 Water Street (Jeanette Park Entrance), New York, NY 10041. The address for courier deliveries is The Bank of New York, Tender & Exchange Department - 2nd Floor, 385 Rifle Camp Road, West Paterson, NJ 07424.

Richton shareholders with any questions regarding the election form/letter of transmittal may call The Bank of New York at (800) 507-9357.

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